UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2009

ONCOGENEX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1522 217th Place S.E. Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 487-9500

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2009, the Board of Directors (the “Board”) of OncoGenex Pharmaceuticals, Inc. (the “Company”) approved a new director compensation policy (“Director Program”), which is intended to supersede in their entirety the prior practices of the Company with respect to director compensation. The material terms of the Director Program are as set forth below.

Cash Compensation

The annual cash compensation for directors shall be $65,000 per year for the chair or lead director, if any, and $44,000 per year for all other non-employee directors, in each case paid in arrears in four quarterly installments.

Equity Compensation

New directors shall receive a one-time initial stock option grant (“Initial Grant”) and, following each annual meeting of stockholders, each director elected at such meeting shall receive an annual stock option grant (“Annual Grant”). The number of shares of common stock (“Shares”) subject to the Initial Grant shall be the number that results in the award having a Value (defined below) of $55,000, subject to a maximum of 20,000 Shares. The number of Shares subject to the Annual Grant shall be that number that results in the award having a Value (defined below) of $34,000, subject to a maximum of 17,000 Shares. Each Initial Grant will vest quarterly over three years, and each Annual Grant will vest quarterly over one year. Initial Grants and Annual Grants will each have a term of seven years. Conditions on vesting and additional terms will be as set forth in the applicable stock incentive plan to which the grants are subject.

In the case of a director that was appointed or elected to the Board for the first time as of a date subsequent to December 31, 2008, and who has received an Initial Grant, such director’s first Annual Grant will be reduced by multiplying the number of Shares that would otherwise be subject to such Annual Grant by the fraction of a year during which the director served on the Board immediately preceding the date of the annual meeting of stockholders.

“Value”, as used above, is defined as the value derived from the Black Scholes formula, using the following additional inputs: (i) expected life of four years; (ii) annualized volatility as at the date of grant, as determined by the Board; (iii) a dividend yield of 0%; and (iv) a risk free interest rate of the midpoint between the three and five year T-bill rates in effect at the date of grant, regardless of the expense recognized by the Company for financial statement purposes.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2009, the Board adopted a Short Term Incentive Awards Program (“STIP”), an Agreement and Consent Form related thereto (“Consent”) and the 2009 Corporate Objectives related thereto. The STIP, which will be administered by the Compensation Committee, applies to eligible employees, including the Company’s executive officers, and is intended to supersede in their entirety the prior practices of the Company with respect to short-term incentive awards. The Consent provides that the respective employee agrees to amend and modify his or her employment insofar as it relates to bonus compensation and associated corporate objectives. As a result of the adoption of the STIP and the execution of the related Consent, all bonuses paid to employees, including executive officers, will hereinafter be discretionary.

The STIP provides eligible employees with an annual opportunity to receive a discretionary cash bonus based on performance related to corporate, team or individual goals and objectives. With respect to executive officers, award determinations under the STIP are based exclusively upon the attainment of certain corporate objectives. The STIP provides that the corporate objectives will be recommended annually by the Compensation Committee for adoption by the Board. The actual incentive amounts paid to executive officers under the STIP for the each fiscal year will be based on the Company’s actual results during such year in relation to the established corporate objectives, and payments may be less than the established target amounts. The Company believes that Instruction 4 to Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, is applicable to the specific corporate objectives, which involve confidential information, because the disclosure of such information would cause competitive harm to the Company.

Copies of the STIP and Consent are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Short Term Incentive Awards Program
10.2	Agreement and Consent Form (related to the Short Term Incentive Awards Program)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.

Date: April 1, 2009	/s/ Stephen Anderson
Stephen Anderson Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Short Term Incentive Awards Program
10.2	Agreement and Consent Form (related to the Short Term Incentive Awards Program)